UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

SAN JUAN BASIN ROYALTY TRUST

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The San Juan Basin Royalty Trust delivered the following letter to unit holders beginning on October 25, 2016:

***IMPORTANT VOTING INFORMATION***

SAN JUAN BASIN ROYALTY TRUST

Compass Bank, Trust Department

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

October 25, 2016

Dear Unit Holder:

We are writing to alert you that Southwest Bank is attempting to elect itself as trustee of the San Juan Basin Royalty Trust (the “Trust”). As a unit holder of the Trust you may have received a white proxy voting card from Southwest Bank asking for your vote in a special meeting of the unit holders to remove Compass Bank as the long-standing trustee of the Trust and elect Southwest Bank to be the new trustee.

You can prevent the disruption of Trust business resulting from an unnecessary change in trustee in the following ways:

•	Take NO ACTION with respect to Southwest Bank’s white proxy voting card.

•	Use the Trust’s enclosed BLUE proxy voting card to vote AGAINST Southwest Bank’s self-interested proposals.

•	Even if you have already voted using a white proxy voting card, you can still change your vote by using the Trust’s enclosed BLUE proxy voting card.

Voting is free, easy and fast! In minutes you can vote by phone, Internet or by mailing a signed and dated card in the enclosed postage-paid envelope.

The Trust has called a special meeting for 10:00 a.m., local time, on Monday, November 21, 2016, at BBVA Compass, Houston Tower, 2200 Post Oak Boulevard, 20th Floor, Houston, Texas 77056. We encourage you to vote now to make your opinion heard at the special meeting and to stop Southwest Bank.

We believe that the unit holders will easily recognize that Southwest Bank’s campaign is nothing more than a self-interested attempt to expand its business portfolio and increase its revenues. Notably, Southwest Bank likely knew that its unorthodox campaign would result in much higher Trust expenses and reduced distributions to unit holders as the trustee complied with its fiduciary duty to respond to Southwest Bank. Southwest Bank seems to take for granted that unit holders are willing to accept reduced distributions to have Southwest Bank elected as trustee.

But what does Southwest Bank offer? It points to no specific shortcomings in Compass Bank’s performance as trustee and fails to provide unit holders with any specific details as to what Southwest Bank would do differently as trustee. Although it is clear that Southwest Bank’s costly and time-consuming effort to elect itself as trustee will benefit Southwest Bank, in our view the unit holders will receive no benefit from a change in trustee.

If you would like additional information or have any questions, please feel free to contact us toll-free at (866) 809-4553 or by email at sjt.us@bbva.com.

Sincerely yours,

Joshua R. Peterson
Vice President and Senior Trust Officer,
Compass Bank

Additional Information Regarding the Proxy Solicitation

In response to the demand by Southwest Bank and Robert Lansford, a senior business development officer at Southwest Bank, the Trust has called a special meeting and filed with the U.S. Securities and Exchange Commission (“SEC”) on October 25, 2016, a definitive proxy statement in connection with the solicitation of proxies from unit holders of the Trust at the special meeting. The Trust will furnish copies of proxy materials to the unit holders, together with a BLUE proxy card. UNIT HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents, including the proxy statement (and amendments and supplements thereto) and other documents filed by the Trust with the SEC, will be available for no charge on the SEC’s website at www.sec.gov and at the Trust’s website at www.sjbrt.com. Copies may also be obtained by contacting Kaye Wilke by phone at (866) 809-4553, by email at sjt.us@bbva.com or by mail at San Juan Basin Royalty Trust, c/o Compass Bank, Trust Department, Attn: Investor Relations, 300 W. 7th Street, Suite B, Fort Worth, Texas 76102.

Compass Bank, as trustee of the Trust, may be deemed to be a participant in the solicitation of proxies in connection with the special meeting. Information regarding Compass Bank’s interests in the Trust by security holdings and otherwise is set forth in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015 and in the Trust’s subsequent Quarterly Reports on Form 10-Q.